Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of IndexIQ Active ETF Trust of our reports dated June 28, 2021, relating to the financial statements and financial highlights for the funds constituting IndexIQ Active ETF Trust listed in Appendix A (the “Funds”), which appear in the Funds’ Annual Report on Form N-CSR for the year ended April 30, 2021. We also consent to the references to us under the headings "Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

August 30, 2021

Appendix A

IQ MacKay Municipal Insured ETF

IQ MacKay Municipal Intermediate ETF

IQ Ultra Short Duration ETF